Exhibit 99.1

July 15, 2016

CLEARFIELD, PA – CNB Financial Corporation (NASDAQ: CCNE) today announced that its principal subsidiary, CNB Bank, completed its merger with Lake National Bank, a national bank in Mentor, Ohio. Under the terms of the merger, Lake National Bank will merge with and into CNB Bank, with CNB Bank as the surviving institution. Offices of Lake National Bank will continue to operate under the trade name, “ERIEBANK, a division of CNB Bank.”

The combined company has approximately $2.5 billion in assets and 40 full-service banking offices, with banking divisions located in the Commonwealth of Pennsylvania and the State of Ohio.

“We are delighted Lake National Bank is joining the ERIEBANK family,” announced Joseph B. Bower, Jr., the President and CEO of CNB Financial Corporation. “We welcome customers of Lake National Bank and look forward to continuing to provide the high level of customer service that was so important to Jerome Osborne, Sr.”

As part of the merger, each share of Lake National Bank was converted into the right to receive cash from CNB Bank, in an amount equal to $22.50, without interest.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with total consolidated assets of approximately $2.5 billion that conducts business primarily through CNB Bank, the principal subsidiary of CNB Financial Corporation. CNB Bank is a full-service bank engaging in a range of banking activities and services, including trust and wealth management services, for individual, business, governmental and institutional customers. CNB Bank operations include Wealth and Asset Management, a private banking division and 40 full-service banking offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. More information about CNB Financial Corporation and CNB Bank may be found online at www.cnbbank.bank

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect CNB Financial Corporation’s current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from historical results and those expressed in any forward-looking statement. In addition to factors previously disclosed in CNB Financial Corporation’s reports filed with the SEC, some factors that could cause actual results to differ materially from historical or expected results include: costs or difficulties related to the integration of the business following the merger; failure to realize cost savings and other benefits of the merger; Lake National Bank customer acceptance of CNB Bank’s products and services; changes in general economic conditions, either nationally or locally in the areas in which each company conducts or will conduct its business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; and other factors affecting the financial services industry generally or the banking industry in particular.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this press release to reflect new information, future events or otherwise.

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